EXHIBIT 10.1
IN THE UNITED STATES DISTRICT COURT
DISTRICT OF SOUTH CAROLINA

Spartanburg Regional Health Services	)
District, Inc. d/b/a Spartanburg Regional	)
Healthcare System, Spartanburg Regional	)
Medical Center, Spartanburg Hospital for	)
Restorative Care, and B.J. Workman	)
Memorial Hospital, on behalf of themselves and others similarly situated,	) )
Plaintiff,	) )
)
vs.	)	C.A. No. 7:03-2141-HFF
)
Hillenbrand Industries, Inc., Hill-Rom, Inc.	)
and Hill-Rom Company, Inc.,	)
)
Defendants.	)
SETTLEMENT AGREEMENT
     THIS SETTLEMENT AGREEMENT is made and entered into as of the ___ day of February, 2006, by and among the Defendants, the Plaintiff, the Class Representative(s) and the Settlement Class (all as defined herein) in the above-captioned action (the “Action”).
     WHEREAS, Plaintiff has alleged violations of law including, monopoly maintenance, attempted monopolization, and illegal restraints of trade, in violation of Sections 1 and 2 of the Sherman Antitrust Act and Section 3 of the Clayton Act;
     WHEREAS, the Defendants have asserted and would assert a number of defenses to Plaintiff’s claims;

     WHEREAS, Plaintiff and the Defendants agree that this Settlement Agreement shall not be deemed or construed to be an admission or evidence of the truth of any of Plaintiff’s claims or allegations in the Class Action;
     WHEREAS, arm’s length settlement negotiations have taken place among Plaintiff’s Counsel, the Class Representative(s), Plaintiff and the Defendants, and this Settlement Agreement, including its exhibits, which embodies all of the terms and conditions of the settlement among Defendants, Plaintiff, the Class Representative(s) and the Settlement Class, has been reached, subject to the approval of the Court and Final Approval as provided herein;
     WHEREAS, Plaintiff’s Counsel, Plaintiff and the Class Representative(s) have concluded, after due investigation and after carefully considering the relevant circumstances, including the claims asserted in the Action, the legal and factual defenses thereto and the applicable law, that it would be in the best interests of Plaintiff, the Class Representative(s) and the Settlement Class to enter into this Settlement Agreement to avoid the uncertainties of litigation and to assure that the benefits reflected herein are obtained for the Settlement Class and, further, that Plaintiff’s Counsel, the Class Representative(s) and Plaintiff consider the settlement set forth herein to be fair, reasonable and adequate and in the best interests of Plaintiff, the Class Representative(s) and all members of the Settlement Class; and
     WHEREAS, Defendants have concluded, despite their belief that they have good defenses to the claims asserted, that they will enter into this Settlement Agreement to avoid the further expense, inconvenience and burden of this litigation and any other present or future litigation arising out of the facts that gave rise to this litigation and the distraction and diversion of their personnel and resources, and thereby to put to rest this controversy with valued business customers, and to avoid the risks inherent in uncertain complex litigation;

     NOW, THEREFORE, it is agreed by and among the undersigned, on behalf of each of the Defendants and the Settlement Class, Plaintiff and the Class Representative(s) that the Action be settled, compromised and dismissed on the merits and with prejudice as to the Defendants and all other Released Parties and, except as hereafter provided, without costs against Plaintiff, the Class Representative(s) and the Settlement Class or the Defendants, subject to the approval of the Court, on the following terms and conditions:
     1. Class Definition. Subject to the Court’s approval and for the purposes of this Settlement Agreement only, the undersigned agree that there shall be certified the following Settlement Class (the “Settlement Class”) as set forth below:
All purchasers or renters of any Hill-Rom products (“Products” as defined in section 2 below) in North America during the period from January 1, 1990 through the date of this Settlement Agreement.
     The Parties’ agreement as to certification of the Settlement Class is only for purposes of effectuating the Settlement, and for no other purpose. The Parties retain all of their respective objections, arguments and/or defenses with respect to class certification if the Settlement does not obtain Final Approval as defined herein. The Parties acknowledge that there has been no stipulation to a class for any purposes other than effectuating the Settlement, and that if the Settlement does not obtain Final Approval as defined herein, agreement as to certification of the Settlement Class becomes null and void ab initio.
     2. Definitions. The following terms shall have the following meanings for purposes of this Settlement Agreement:
     “Action” means the lawsuit on file as Spartanburg Regional Health Services District, Inc. v. Hillenbrand Industries, Inc. et al., C.A. No. 7:03-2141-HFF (D.S.C.).
     “Allowed Purchases and Rentals” means a Participating Class Member’s Purchases and Rentals approved pursuant to the Plan of Distribution.

     “Canadian Government Purchases and Rentals” means direct purchases and rentals of Products by the Canadian Government.
     “Class Period” means the period January 1, 1990 through the date of this Settlement Agreement.
     “Class Representative(s)” means Spartanburg Regional Health Services District, Inc. d/b/a/ Spartanburg Regional Healthcare System, Spartanburg Regional Medical Center, Spartanburg Hospital for Restorative Care, and B.J. Workman Memorial Hospital, and/or such other person(s) the Court may appoint under Fed. R. Civ. P. 23(c).
     “Court” means the United States District Court for the District of South Carolina, Spartanburg Division.
     “Defendants” means Hillenbrand Industries, Inc., Hill-Rom, Inc., and Hill-Rom Company, Inc.
     “Defendants’ Counsel” means Boies, Schiller & Flexner LLP.
     “Escrow Account” means the escrow account or accounts established pursuant to the Escrow Agreement.
     “Escrow Agent” means the escrow agent selected jointly by Plaintiff’s Counsel and Defendants under the Escrow Agreement.
     “Escrow Agreement” means the Escrow Agreement attached as Exhibit 1 hereto when finalized and executed.
     “Escrow Funds” means those funds in the Escrow Account.
     “Final Approval” means the first date upon which all of the following three conditions shall have been satisfied:
a.	The Settlement Class has been certified by the Court;

b.	Entry has been made, as provided in paragraph 6 hereof, of the final judgment of dismissal with prejudice substantially in the form of Exhibit 2 hereto; and

c.	Either (i) thirty (30) days have passed from the date of the Court’s entry of final judgment with no notice of appeal having been filed with the Court or (ii) such final judgment has been appealed, (A) but no stay of execution has been entered by a Court of competent jurisdiction or any such stay has been lifted, or (B) such final judgment has been affirmed by the reviewing court to which any appeal has been taken or petition for review has been presented and the time for further appeal or review of such affirmance has expired.
     “Hill-Rom” means any subsidiary or affiliate of Hillenbrand Industries, Inc., or any division, business unit or business thereof, that sells or rents, or has sold or rented, health-care related products, including without limitation Hill-Rom, Inc., Hill-Rom Company, Inc. and Support Systems International.
     “North America” means the United States and Canada.
     “Opt-Out” means any member of the Settlement Class that has timely excluded itself, himself or herself from the Settlement Class or has been allowed by the Court to exclude itself, himself or herself from the Settlement Class.
     “Opt-Out Determination Date” means either (i) the date falling fifteen (15) days after the date Defendants serve Plaintiff’s Counsel with their calculations of their respective Opt-Out Reductions pursuant to paragraph 10 hereof, unless Plaintiff’s Counsel challenge any of Defendants’ calculations as provided therein; or (ii) in the event of such a challenge, either (A) the date upon which such challenge has been resolved by agreement between Plaintiff’s Counsel and the Defendants or (B) the date of the Court’s order determining the Opt-Out Reduction of Defendants.
     “Opt-Out List” means the list of Opt-Outs described in paragraph 10 hereof.
     “Opt-Out Purchases and Rentals” means Purchases and Rentals of Products by Opt-Outs, as reflected in Defendants’ records.
     “Opt-Out Reduction” means the pro rata portion of the Settlement Fund attributable to the Opt-Out Purchases and Rentals, viz. $337,500,000 multiplied by a fraction, the numerator of which is the Opt-Out Purchases and Rentals and the denominator of which is Purchases and Rentals, as defined herein.
     “Participating Class Member” means every entity and person falling within the definition of the Settlement Class defined in paragraph l hereof that has not validly excluded himself/herself/itself from the Settlement Class.
     “Parties” means Plaintiff and Defendants as defined herein and all other signatories to this Agreement.
     “Plaintiff” means the named plaintiff in the Action, Spartanburg Regional Health Services District, Inc. d/b/a/ Spartanburg Regional Healthcare System, Spartanburg Regional Medical Center, Spartanburg Hospital for Restorative Care, and B.J. Workman Memorial Hospital.
     “Plaintiff’s Counsel” means until such time as class counsel is appointed by the Court, Akin Gump Strauss Hauer & Feld, LLP, Ball and Scott, and Felder & McGee, LLP, and thereafter such counsel as are appointed class counsel.
     “Plan of Distribution” means the plan to be prepared by Plaintiff’s Counsel, subject to agreement by Defendants, and approved by the Court for distributing the Settlement Fund.

     “Products” means all Hill-Rom products sold or rented during the period January 1, 1990 through the date of this settlement agreement, including the Hill-Rom products listed on Exhibit 3 hereto.
     “Purchases and Rentals” means all sales and rentals of any Hill-Rom Products to any member of the Settlement Class defined in paragraph 1 hereof calculated in U.S. dollars, during the Class Period.
     “Released Claims” shall have the meaning set forth in paragraph 18 hereof.
     “Released Parties” shall have the meaning set forth in paragraph 18 hereof.
     “Releasing Party” shall have the meaning set forth in paragraph 18 hereof.
     “Settlement” means the settlement of the Released Claims as set forth in this Settlement Agreement, including any subsequent amendments to this Settlement Agreement by the Parties as provided herein.
     “Settlement Administrator” means the person(s) selected by Plaintiff’s Counsel subject to agreement by Defendants, which agreement shall not be unreasonably withheld, and appointed by the Court to administer the Settlement pursuant to the terms of the Settlement Agreement and the Plan of Distribution.
     “Settlement Fund” means the payments made by Defendants pursuant to paragraph 7 hereof, including any interest accrued on such payments after their payment by Defendants.
     “Settlement Hearing” shall have the meaning set forth in paragraph 5 hereof.
     “United States” means the United States of America and its commonwealths, territories, possessions and insular areas.
     “U.S. Government Purchases and Rentals” means direct purchases and rentals of Products by the United States Government.
     3. Reasonable Best Efforts to Effectuate this Settlement. Plaintiff’s Counsel agree to recommend approval of this Settlement Agreement by the Court and to the members of the Settlement Class. The Parties agree to undertake their reasonable best efforts, including all steps and efforts contemplated by this Settlement Agreement and any other steps and efforts that may be necessary or appropriate, by order of the Court or otherwise, to carry out the terms of this Settlement Agreement.

     4. Motion for Preliminary Approval. As soon as is possible and in no event later than ten (10) days after execution of this Settlement Agreement, Plaintiff’s Counsel shall submit to the Court (i) a motion for conditional intervention under Fed.R.Civ.P. 24 (b) of the Class Representative(s) which are not currently plaintiffs solely for the purpose of effectuating this Settlement, and (ii) a motion for preliminary approval of the Settlement and certification of the Settlement Class. The preliminary approval motion shall include (a) the proposed forms of mail notice and publication notice of the Settlement to members of the Settlement Class attached as Exhibit 4a and Exhibit 4b hereto and (b) the proposed form of order preliminarily approving this Settlement Agreement attached as Exhibit 5 hereto. The motion for conditional intervention and proposed order shall provide that, in the event that Final Approval does not occur, the Class Representative(s) withdraw their motion to intervene and any orders granting intervention shall be void, without prejudice to further seeking intervention or substitution of parties. Upon filing, Plaintiff and Defendants shall request that a decision be made promptly on the papers or that a hearing on Plaintiff’s motion for preliminary approval of the Settlement and motion for conditional intervention be held at the earliest date available to the Court and the Parties.
     5. Notice to Settlement Class. In the event that the Court preliminarily approves the Settlement and certifies the Settlement Class, Plaintiff’s Counsel shall, in accordance with Rule 23 of the Federal Rules of Civil Procedure and the Court’s preliminary approval order, provide those members of the Settlement Class who can be identified by reasonable means with notice by first class mail of the pendency of the Class Action, the certification of the Settlement Class, the terms of the Settlement and their rights thereunder and the date of the hearing scheduled by the Court to consider the fairness, adequacy and reasonableness of the proposed Settlement (the “Settlement Hearing”). Such notice shall be substantially in the form of Exhibit 4a hereto or as otherwise ordered by the Court. Plaintiff’s Counsel shall take all necessary and appropriate steps to ensure that such notice is provided in accordance with the order of the Court, and Defendants shall, within fourteen (14) days of the date of the Court’s preliminary approval hearing, provide Plaintiff’s Counsel with copies of such machine-readable records as may exist of the identity of individual members of the Settlement Class and their respective last known mailing addresses. Such records shall be provided in good faith and on an “as is” basis, with no representations or warranties whatsoever. Such records shall be designated and treated as “Highly Confidential” under the August 9, 2004 Confidentiality and Protective Order in the Action and the information contained therein shall only be used to identify Settlement Class members and for no other purpose. To the extent that the Settlement Administrator requires assistance in making use of these records, Defendants shall not be required to provide or pay for such assistance; however, the Settlement Administrator may seek such assistance from Defendants’ consultants, Cornerstone Research, Inc. (“Cornerstone”), and shall be responsible for paying the fees and expenses for such assistance from the Settlement Fund. Such assistance from Cornerstone will in no way be deemed to affect or limit either (a) the ongoing retention of Cornerstone by Defendants and their counsel, or (b) all privileges, including the attorney work product privilege, applicable to Cornerstone’s work on behalf of Defendants and their counsel. Notice shall also be given by publication as necessary in order to provide adequate notice under Federal Rule 23, as agreed by the Parties and approved by the Court. Publication notice shall be given as soon after preliminary approval by the Court of the settlement as is reasonably practical. The notice to be provided in such publications shall be substantially in the form of Exhibit 4b hereto. In no event shall the Defendants be responsible for giving notice of this settlement to members of the

Settlement Class, including but not limited to the expense and cost of such notice (except insofar as provided in paragraphs 7(a) and 22 hereof).
     6. Motion for Final Approval and Entry of Final Judgment. If the Court preliminarily approves the Settlement, Plaintiff’s Counsel shall submit a motion for final approval of the Settlement by the Court, after notice to the members of the Settlement Class, and shall seek entry of an order and final judgment, substantially in the form attached as Exhibit 2 hereto:
a.	finding the Settlement contemplated by this Settlement Agreement and its terms as being fair, reasonable and adequate for the Settlement Class within the meaning of Rule 23 of the Federal Rules of Civil Procedure and directing its consummation pursuant to its terms and conditions;

b.	directing that the Action be dismissed with prejudice and without costs and that the judgment of dismissal shall be final and appealable;

c.	discharging and releasing the Released Parties from all Released Claims;

d.	reserving continuing and exclusive jurisdiction over the Settlement and this Settlement Agreement, including its administration; and

e.	directing that, for a period of five (5) years, the Clerk of the Court shall preserve the record of those members of the Settlement Class that have timely excluded themselves from the Settlement Class and that a certified copy of such records shall be provided to the Defendants at their expense.
     7. Settlement Consideration. Subject to the provisions hereof, and in full, complete, and final settlement of the Action and of all Released Claims as provided herein, Defendants agree to pay into the Escrow Account the sum of $337,500,000, less the amount of any Opt-Out Reduction as defined herein, (the “Settlement Fund”). Specifically, Defendants shall have the following payment obligations:
     (a) In the event that the Court preliminarily approves the Settlement pursuant to paragraph 4 hereof, within thirty (30) days after such approval, Defendants shall pay the sum of $50,000,000 (fifty million U.S. dollars) into the Escrow Account that shall be established pursuant to the terms of the Escrow Agreement. These funds may be invested at the direction of the Escrow Agent pursuant to the terms of the Escrow Agreement, and any interest earned thereon shall become part of the Settlement Fund. These amounts shall be available immediately thereafter for reimbursement of such costs, fees, and expenses associated with the provision of notice to the members of the Settlement Class pursuant to paragraph 5 hereof, as may be agreed to by Plaintiff’s Counsel and counsel for Defendants, and approved by the Court.
     (b) Within thirty (30) days of Final Approval of the Settlement by the Court, Defendants shall pay the additional sum of $287,500,000 (two hundred eighty-seven million five hundred thousand U.S. dollars) into the Escrow Account, less the amount of any Opt-Out Reduction as defined herein. These funds may be invested at the direction of the Escrow Agent pursuant to the terms of the Escrow Agreement, and any interest earned thereon shall become part of the Settlement Fund. The funds in the Escrow Account may be distributed to Participating Class Members pursuant to the Plan of Distribution and may be used for payment of any attorneys’ fees, costs, expenses or other disbursements, including any incentive award for the Class Representative(s), as the Court may order and as is permitted under the Escrow Agreement.
     (c) The Settlement Fund is the total and exclusive amount that Defendants will pay under this Settlement Agreement or for the benefit of the Released Claims (as defined in paragraph 18 herein), including without limitation funds to satisfy claims by any Participating Class Member, attorneys’ fees and costs, any Court-approved incentive awards to the Class Representative(s), payment of any and all estimated taxes, taxes, tax preparation fees, and payment of any and all administrative and notice expenses associated with the Action or this

Settlement. Defendants shall have no liability, obligation or responsibility with respect to the investment, disbursement, or other administration or oversight of the Settlement Fund.
     8. Escrow Account and Escrow Agent. The Escrow Account shall be established and administered under the Court’s continuing supervision and control pursuant to the Escrow Agreement attached as Exhibit 1 hereto when finalized and executed. The Escrow Agent shall be the trust department of a money center bank organized under the laws of the United States or any state thereof having capital and surplus in excess of $50 billion selected by Plaintiff’s Counsel subject to agreement by Defendants, which agreement shall not be unreasonably withheld, and approval by the Court.
     9. Qualified Settlement Fund. The Escrow Account is intended by the Parties to be treated as a “qualified settlement fund” for federal income tax purposes pursuant to Treas. Reg. §1.468B-1, and, to that end, the Parties agree they (i) shall cooperate with each other to accomplish that (A) the Escrow Account is treated by the Internal Revenue Service as a “qualified settlement fund” under Treas. Reg. §1.468B-1 and (B) the Defendants can obtain either a favorable private letter ruling from the Internal Revenue Service or an acceptable favorable tax opinion from qualified tax advisor that concludes the Escrow Account is a “qualified settlement fund” for federal income tax purposes pursuant to Treas. Reg. §1.468B-1, and (ii) shall not take a position in any filing with or appearance before any tax authority that is inconsistent with such treatment.
     10. Determination of Opt-Out Reduction. The amount due from Defendants to be paid into the Settlement Fund pursuant to paragraph 7(b) hereof, shall be reduced by the amount of the Opt-Out Reduction as defined herein. Within seven (7) days after the Court-ordered deadline for timely requests for exclusion from the Settlement Class, which deadline shall not be less than fifty-five (55) days prior to the Settlement Hearing, as provided in the proposed Order of Preliminary Approval attached as Exhibit 5 hereto, Plaintiff’s Counsel shall serve on counsel for Defendants a list of those members of the Settlement Class who have communicated an intent to exclude themselves from the Settlement Class (the “Opt-Out List”). Plaintiff’s Counsel shall also supplement the Opt-Out List with the names of any additional Class members who subsequently communicate an intent to opt-out of the Settlement Class, even if untimely, and promptly serve such supplements on Defendants’ Counsel.
     Within thirty (30) days after receiving the Opt-Out List from Plaintiff’s Counsel, the Defendants shall serve upon Plaintiff’s Counsel their computations of Opt-Out Purchases and Rentals and the Opt-Out Reduction, as defined herein, together with reasonably sufficient supporting records.
     Plaintiff’s Counsel may challenge Defendants’ calculations within ten (10) days after service of such calculations upon Plaintiff’s Counsel by the Defendants. In the event that Plaintiff’s Counsel challenge Defendants’ calculations, counsel for Defendants and Plaintiff’s Counsel shall meet promptly thereafter in order to attempt to reach agreement as to the amount of Defendants’ Opt-Out Reduction. If, after such consultation, Plaintiff’s Counsel and counsel for the Defendants do not reach agreement as to the Defendants’ Opt-Out Reduction, the matter shall be referred to the Court for decision. Defendants shall not be required to pay into the Settlement Fund any disputed portion of the Opt-Out Reduction unless the dispute is resolved by agreement of the Parties or by a final, non-appealable Court order.
     In the event that there are Opt-Outs who are not included on the Opt-Out List, the amount of the Opt-Out Reduction shall be increased accordingly. Participating Class Members who have assigned Released Claims to third parties who are not Participating Class Members shall be treated as Opt-Outs for purposes of the Opt-Out Reduction. Defendants shall be entitled to a refund from the Settlement Fund for the amount of any Opt-Out Reduction not reflected in a reduction of the Settlement Fund before the balance of the Settlement Fund has been deposited into the Escrow Account by Defendants pursuant to paragraph 7(b) herein.
     11. Termination by Defendants. Defendants shall have an option to terminate this Agreement, and thus prevent Final Approval, if the total value of Opt-Out Purchases and Rentals as a percentage of all Purchases and Rentals exceeds the confidential percentage agreed to in Exhibit 1 to the Parties’ November 10, 2005 Memorandum of Understanding. For the purpose of calculating this percentage only, U.S. Government Purchases and Rentals and Canadian Government Purchases and Rentals shall not be included in either the numerator or denominator of this percentage.
     To exercise the option to terminate this Agreement, Defendants shall give written notice of their intent to do so to Plaintiff’s Counsel in accordance with Paragraph 29 of this Agreement, within seven (7) days after the close of the period for Plaintiff’s Counsel to challenge Defendants’ calculations of Opt-Out Purchases and Rentals and the Opt-Out Reduction, except that the occurrence of subsequent Opt-Outs who are not on the Opt-Out List shall reinstate Defendants’ option to terminate this Agreement which may be exercised within 15 days of Defendants’ Counsel receiving notice of additional Opt-Outs from Plaintiff’s Counsel.
     12. All Claims Satisfied by Settlement Fund. The Settlement Class and each member of the Settlement Class which has not successfully excluded itself from the Settlement Class are limited solely to the Settlement Fund for the satisfaction of all Released Claims against all Defendants and Released Parties as provided herein. Except as provided by order of the Court pursuant to this Settlement Agreement, no Participating Class Member shall have any interest in the Settlement Fund or any portion thereof.
     13. All Fees, Expenses, and Incentive Awards Paid from Settlement Fund. Defendants shall not be liable for any of the Plaintiff’s fees, costs or expenses of the litigation of the Action or of this Settlement, including but not limited to those (a) of any of Plaintiff’s Counsel, experts, consultants, agents or representatives; (b) relating to any incentive awards made to the Class Representative(s); (c) incurred in giving notice to the Settlement Class; or (d) incurred in or related to administering the settlement or distributing the Settlement Fund. After Final Approval, all such fees, costs and expenses, and incentive awards as are approved by the Court may be paid out of the Settlement Fund, in accordance with paragraph 7 herein, the Escrow Agreement and the Plan of Distribution.
     14. Attorneys’ Fees and Class Representative(s)’ Incentive Awards. The Defendants and Plaintiff’s Counsel agree that the award of attorneys’ fees and costs for Plaintiff’s Counsel and any Class Representative(s)’s incentive award are matters committed to the discretion of the Court, and Defendants will not object to Plaintiff’s Counsel’s request to the Court for an attorneys’ fee and award of costs and expenses or to any request for the Class Representative(s)’s incentive award.
     15. Distribution of Settlement Fund Conditioned Upon Final Approval. Except as provided in paragraph 7(a) hereof and the Escrow Agreement when finalized and executed, no distribution to any Participating Class Member or disbursement of any kind may be made from the Settlement Fund until after Final Approval.
     16. Submission of Claims. Defendants shall supply to Plaintiff’s Counsel or to such other person(s) as may be appointed by the Court to administer the settlement (the “Settlement

Administrator”) such records as may exist, in an electronic form, regarding the identity of individual members of the Settlement Class, their respective last known addresses, and their respective Purchases and Rentals of Products. Such records shall be supplied in good faith and on an “as is” basis, with no representations or warranties whatsoever, including without limitation no representations or warranties regarding completeness or accuracy. Such records shall be designated and treated as “Highly Confidential” under the August 9, 2004 Confidentiality and Protective Order in the Action. To the extent that the Settlement Administrator requires assistance in making use of these records, Defendants shall not be required to provide or pay for such assistance; however, the Settlement Administrator may seek such assistance from Defendants’ consultants, Cornerstone, and shall be responsible for paying the fees and expenses for such assistance from the Settlement Fund. Such assistance from Cornerstone will in no way be deemed to affect or limit either (a) the ongoing retention of Cornerstone by Defendants and their counsel, or (b) all privileges, including the attorney work product privilege, applicable to Cornerstone’s work on behalf of Defendants and their counsel. Each member of the Settlement Class that wishes to participate in the Settlement Fund shall be required to file a timely proof of claim under oath that sets forth such Participating Class Member’s claimed Purchases and Rentals of Products from Defendants, verifying that the Participating Class Member has not assigned any Released Claims, together with such documentation as the Plan of Distribution may require in support of such proofs of claim. The proof of claim and Plan of Distribution shall provide that each Participating Class Member who receives money from the Settlement Fund shall indemnify the Released Parties against any and all claims by third parties based upon an assignment of any Released Claim by that Participating Class Member. Any member of the Settlement Class that fails to file a timely proof of claim by the deadline established by the Plan of Distribution shall be forever barred from receiving any distribution from the Settlement Fund (unless a late-filed proof of claim by such Participating Class Member is specifically approved by Court order) but will in all other respects be bound by all the terms and provisions of this Settlement Agreement, including but not limited to the releases set forth in paragraph 18 hereof. The Plan of Distribution shall provide for investigation, review and resolution of proofs of claim by such means as are reasonable and necessary to verify the Purchases and Rentals of Products claimed by each Participating Class Member, including procedures for Court review of the determinations of the Settlement Administrator.
     17. Plan of Distribution. At least twenty (20) days prior to the Settlement Hearing, Plaintiff’s Counsel shall submit for Court approval a Plan of Distribution, agreed to by Defendants, that fairly and adequately provides for the administration of the Settlement and the distribution of the Settlement Fund as provided in this Settlement Agreement. The Plan of Distribution shall provide for an allocation of the Settlement Fund that is consistent with the following terms:
          (a) First, all Court-approved payments of taxes, attorneys’ fees, costs, expenses, and incentive awards for the Class Representative(s) shall be paid from the Settlement Fund.
          (b) Second, Participating Class Members that file a timely proof of claim as provided in paragraph 16 shall be entitled to a payment equal to their pro rata share of the remaining Settlement Fund, which share shall be in proportion to each Participating Class Member’s Allowed Purchases and Rentals as a percentage of all Participating Class Members’ aggregate Allowed Purchases and Rentals.

          (c) After Final Approval, no portion of the Settlement Fund shall be distributed or revert to Defendants, except as may be required to pay Defendants under the Opt-Out Reduction provided in paragraph 10 herein. Each Participating Class Member that files a timely proof of claim shall receive a distribution from the remaining Settlement Fund for its Allowed Purchases and Rentals according to a schedule to be filed with the Court. Should any Participating Class Members fail to timely submit a proof of claim, disbursement of the portion of the remaining Settlement Fund attributable to such Participating Class Members’ Purchases and Rentals shall be decided by the Court, as provided in the Plan of Distribution.
     18. Release. In addition to the effect of any final judgment entered in accordance with this Settlement Agreement, in the event that this Settlement Agreement is approved by the Court after the Settlement Hearing, Defendants and their past, present and future parents, subsidiaries, divisions, affiliates, stockholders, and each and any of their respective stockholders, members, officers, directors, insurers, general or limited partners, employees, agents, legal representatives (and the predecessors, heirs, attorneys and executors, administrators, successors and assigns of each of the foregoing) (individually and collectively, the “Released Parties”) are and shall be released and forever discharged to the fullest extent permitted by law from and against any and all manner of claims, demands, actions, suits, causes of action, damages whenever incurred, liabilities of any nature and kind whatsoever, including costs, expenses, penalties and attorneys’ fees, known or unknown, suspected or unsuspected, in law or equity, that each and every Participating Class Member (including any of their past, present or future parents, subsidiaries, divisions, affiliates, stockholders, and each and any of their respective stockholders, officers, directors, insurers, general or limited partners, agents, attorneys, employees, legal representatives, trustees, associates, heirs, executors, administrators, purchasers, predecessors, successors and assigns, acting in their capacity as such), whether or not they object to the Settlement and whether or not they make a claim upon or participate in the Settlement Fund (the “Releasing Parties”), ever had, now has, or hereafter can, shall or may have, directly, representatively, derivatively or in any other capacity, relating to or arising out of the subject matter of the Action based on conduct or events from the beginning of time through the date hereof, including without limitation all claims which were or could have been brought in the Action related to the discounting, marketing, purchase, rental, servicing or warranty of the Products except as provided for in paragraph 19 herein and all claims which may result from the current or future effects of conduct or events occurring prior to or which may exist as of the date hereof (all of the foregoing being the “Released Claims”). Each Participating Class Member hereby covenants and agrees that he/she/it shall not sue or otherwise seek to establish or impose liability against any Released Party based, in whole or in part, on any of the Released Claims.
     In addition, each Releasing Party hereby expressly waives and releases any and all provisions, rights, and benefits conferred by § 1542 of the California Civil Code, which reads:
Section 1542. General Release; extent. A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor;
or by any law of any state or territory of the United States or other jurisdiction, or principle of common law, which is similar, comparable or equivalent to § 1542 of the California Civil Code. Each Releasing Party may hereafter discover facts other than or different from those which he, she or it knows or believes to be true with respect to the claims which are the subject matter of this paragraph 18, but each Releasing Party hereby expressly waives and fully, finally and forever settles and releases any known or unknown, suspected or unsuspected, contingent or non-

contingent claim that would otherwise fall within the definition of Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Without limiting the scope of the release, each Releasing Party also hereby expressly waives and fully, finally and forever settles and releases any and all claims it may have against any Released Party under § 17200, et seq., of the California Business and Professions Code or any similar, comparable or equivalent provision of the law of any other state or territory of the United States or other jurisdiction, which claims are hereby expressly incorporated into the definition of Released Claims.
     Each Participating Class Member must execute a release and covenant not to sue in conformity with paragraph 18 in order to receive its pro rata share of the Settlement Fund. Plaintiff and Plaintiff’s Counsel will ensure that each claim form provided to Participating Class Members under the Plan of Distribution contains a copy of the release and covenant not to sue set forth in paragraph 18 herein, which shall be signed by each member of the Class or its authorized representative as a precondition to receiving any portion of the Settlement Fund.
     19. Reservation of Claims. The release set forth in paragraph 18 hereof shall not release any claim based on personal injury, product liability, intellectual property rights or breach of contract or warranty concerning conduct or events unrelated to the Released Claims.
     20. Future Pricing Policies. The Defendants agree that for a period of three years from the date of this Settlement Agreement, for any new contracts, Defendants shall not offer incremental discounts on capital beds or architectural products that are conditioned on a customer renting therapy products from Defendants, i.e., while such products may be sold together, the rental therapy product line shall be separately priced and discounted; but

Defendants may continue to offer all other discounts (e.g., volume discounts, early payment discounts, capitation arrangements, etc.) as appropriate.
     21. Obligations Are Joint and Several. All obligations assumed by the Defendants under this Settlement Agreement are intended to be, and shall remain, joint and several.
     22. Effect of Disapproval. If Final Approval does not occur, then the Parties’ respective obligations under this Settlement Agreement shall become null and void, and the Escrow Fund (including any and all income earned thereon) shall be returned to the Defendants, less only the costs incurred in giving notice to the Settlement Class as provided in paragraph 5 hereof. The Parties expressly reserve all of their rights if the Settlement does not become final in accordance with the terms of this Settlement Agreement.
     23. Consent to Jurisdiction. Each Defendant and each member of the Settlement Class hereby irrevocably submits to the exclusive jurisdiction of the Court for any suit, action, proceeding or dispute arising out of or relating to this Settlement Agreement or the applicability of this Settlement Agreement and its exhibits. Without limiting the generality of the foregoing, it is hereby agreed that any dispute concerning the provisions of paragraph 18 hereof, including but not limited to any suit, action or proceeding in which the provisions of paragraph 18 hereof is asserted as a defense in whole or in part to any claim or cause of action or otherwise raised as an objection, constitutes a suit, action or proceeding arising out of or relating to this Settlement Agreement and its exhibits. In the event that the provisions of paragraph 18 hereof are asserted by any Released Party as a defense in whole or in part to any claim or cause of action or otherwise raised as an objection in any suit, action or proceeding, each and every Releasing Party hereby agrees that such Released Party shall be entitled to a stay of that suit, action or proceeding until the Court has entered a final judgment no longer subject to any appeal or a final, non-

appealable order determining any issues relating to the defense or objection based on the provisions of paragraph 18. Solely for purposes of such suit, action or proceeding, to the fullest extent that they may effectively do so under applicable law, each Participating Class Member and the Defendants irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim or objection that they are not subject to the jurisdiction of the Court or that the Court is in any way an improper venue or an inconvenient forum. Nothing herein shall be construed as a submission to jurisdiction for any purpose other than enforcement of the Settlement Agreement.
     24. Resolution of Disputes; Retention of Jurisdiction. Any disputes between or among the Defendants and any Participating Class Member or Members concerning matters contained in this Settlement Agreement shall, if they cannot be resolved by negotiation and agreement, be submitted to the Court. The Court shall retain jurisdiction over the implementation and enforcement of this Settlement Agreement.
     25. Binding Effect. Subject to paragraph 28 hereof, this Settlement Agreement shall be binding upon, and inure to the benefit of, the successors of the Parties. Without limiting the generality of the foregoing, each and every covenant and agreement herein by Plaintiff shall be binding upon all Participating Class Members.
     26. Authorization to Enter Settlement Agreement. Each undersigned representative of Defendants covenants and represents that such representative is fully authorized to enter into and to execute this Settlement Agreement on behalf of Defendants. Plaintiff’s Counsel represent that they are fully authorized to conduct settlement negotiations with defense counsel on behalf of Plaintiff, the Class Representative(s) and Plaintiff’s Counsel and to enter into, and to execute, this Settlement Agreement on behalf of the Settlement Class, subject to Court approval pursuant to Fed. R. Civ. P. 23(e).
     27. Notices. All notices under this Settlement Agreement shall be in writing. Each such notice, except as provided for in paragraph 5, shall be given either by (a) hand delivery; (b) registered or certified mail, return receipt requested, postage pre-paid; or (c) Federal Express or similar overnight courier and, in the case of either (a), (b) or (c) shall be addressed, if directed to any plaintiff or Participating Class Member, to Plaintiff’s Counsel at their addresses set forth on Exhibit 6 hereto, and if directed to a Defendant, to its representative(s) at the address(es) set forth on Exhibit 6 hereto, or such other address as Plaintiff’s Counsel or a Defendant may designate, from time to time, by giving notice to all Parties in the manner described in this paragraph.
     28. Intended Beneficiaries. No provision of this Settlement Agreement shall provide any rights to, or be enforceable by, any person or entity that is not a Participating Class Member, a Released Party or Plaintiff’s Counsel. No Participating Class Member or Plaintiff’s Counsel may assign or otherwise convey any right to enforce any provision of this Settlement Agreement.
     29. No Conflict Intended. Any inconsistency between this Settlement Agreement and the exhibits attached hereto shall be resolved in favor of this Settlement Agreement. The headings used in this Settlement Agreement are intended for the convenience of the reader only and shall not affect the meaning or interpretation of this Settlement Agreement.
     30. No Party Is the Drafter. None of the Parties shall be considered to be the drafter of this Settlement Agreement or any provision hereof for the purpose of any statute, case law or rule of interpretation or construction that would or might cause any provision to be construed against the drafter hereof.

     31. Choice of Law. All terms of this Settlement Agreement and the exhibits hereto (except for the Escrow Agreement, Exhibit 1) shall be governed by and interpreted according to the substantive laws of the State of South Carolina without regard to its choice of law or conflict of laws principles.
     32. Amendment; Waiver. This Settlement Agreement shall not be modified in any respect except by a writing executed by the Parties, and the waiver of any rights conferred hereunder shall be effective only if made by written instrument of the waiving party. The waiver by any party of any breach of this Settlement Agreement shall not be deemed or construed as a waiver of any other breach, whether prior, subsequent or contemporaneous, of this Settlement Agreement.
     33. Execution in Counterparts. This Settlement Agreement may be executed in counterparts. Facsimile signatures shall be considered as valid signatures as of the date hereof, although the original signature pages shall thereafter be appended to this Settlement Agreement and filed with the Court.
     34. Integrated Agreement. This Settlement Agreement contains an entire, complete, and integrated statement of each and every term and provision agreed to by and among the Parties, and it is not subject to any condition not provided for herein.
     35. Hillenbrand Industries, Inc. may file this Settlement Agreement with the Securities and Exchange Commission. The Parties agree that press releases in substantially the forms of Exhibit 7 and Exhibit 8 may be released by Defendants and Plaintiff, respectively. No Party (including its respective officers, employees, agents and representatives, and its affiliates and their respective officers, employees, agents and representatives) shall issue or make, or cause to be issued or made, any other press release or public statements (except for communications to employees, customers and/or suppliers) related to the Action or the Settlement that in any way disparages any other Party without prior written approval of the other Parties, provided that the Parties may make any such additional disclosures, press releases or other public announcements to the extent that they receive advice of counsel from a nationally or regionally recognized law firm that such disclosure (in timing, form, substance and scope) is required under applicable laws, rules and/or regulations. The Parties agree to the same day issuance of any press releases or public announcements concerning this Settlement Agreement, with the understanding that Hillenbrand Industries, Inc. must issue a press release within four business days of the signing of this Settlement Agreement. No Party shall issue a press release related to the Action or the Settlement before February 3, 2006.
     36. Defendants have denied, and continue to deny, any wrongdoing or legal liability arising from any of the facts or conduct alleged in the Action. Neither this Settlement Agreement nor any other Settlement-related document is an admission that any claim which was brought or could have been brought against the Defendants has any merit whatsoever and shall not be offered or used in the Action or otherwise for any purpose whatsoever.
     IN WITNESS WHEREOF, the Parties, through their fully authorized representatives have agreed to this Settlement Agreement on the date first herein above written.

PLAINTIFF’S COUNSEL: on behalf of the Settlement Class	HILLENBRAND INDUSTRIES, INC., HILL-ROM, INC., AND HILL-ROM COMPANY, INC.

By:	By:

SPARTANBURG REGIONAL HEALTH SERVICES DISTRICT, INC. d/b/a SPARTANBURG REGIONAL HEALTHCARE SYSTEM

By:

SPARTANBURG REGIONAL MEDICAL CENTER

By:

SPARTANBURG HOSPITAL FOR RESTORATIVE CARE

By:

B.J. WORKMAN MEMORIAL HOSPITAL

By:

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